UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2023

KORE Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40856	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Ravinia Drive NE, Suite 500

Atlanta, GA 30346

877-710-5673

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	The New York Stock Exchange
Warrants to purchase common stock	KORE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On March 26, 2023, KORE Group Holdings, Inc., a Delaware corporation (“KORE”), entered into a Purchase Agreement (the “Purchase Agreement”) with Twilio Inc. (“Twilio”), whereby KORE agreed to purchase, subject to the satisfaction or waiver of the conditions set forth therein, the “internet of things” business of Twilio (the “Business”), through the purchase of certain assets, including certain technology and intellectual property rights, and the assumption of certain liabilities, of Twilio (the “Transaction”).

Pursuant to the terms of, and subject to the conditions specified in, the Purchase Agreement, upon consummation of the Transaction (the “Closing”), KORE will issue to Twilio 10 million shares of KORE’s common stock, par value $0.0001, provided that if 10 million shares of KORE’s common stock would have an aggregate value in excess of $28 million based on the closing price of KORE’s common stock on the business day immediately prior to the date of the Closing, KORE will issue to Twilio a number of shares of KORE common stock having an aggregate value of $28 million based on the closing price of KORE’s common stock on the business day immediately prior to the date of Closing (the “Purchase Price”).

The Closing is subject to certain customary conditions to closing, including, among others, (i) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law which is in effect on the date of the Closing that has or would have the effect of prohibiting, enjoining, or restraining, the transactions contemplated by the Purchase Agreement or otherwise making such transactions illegal, (ii) subject to certain materiality exceptions, the accuracy of representations and warranties of each of Twilio and KORE contained in the Purchase Agreement, (iii) the compliance in all material respects by each of Twilio and KORE with the covenants contained in the Purchase Agreement and (iv) the absence of a material adverse effect with respect to the Business and KORE. The consummation of the Transaction is not subject to any financing condition.

The Purchase Agreement contains customary representations and warranties of Twilio and KORE. and, subject to certain limitations, indemnification obligations of Twilio and KORE. Twilio and KORE have agreed to various covenants, including, among others, an agreement by Twilio to conduct the Business in the ordinary course during the period prior to the Closing and not to engage in certain kinds of transactions during such period and an agreement by KORE to conduct its business in the ordinary course during the period prior to Closing and not to engage in certain transactions during such period, in each case, subject to certain exceptions. The Purchase Agreement generally requires each party to use commercially reasonable efforts to obtain required consents and approvals. Under the terms of the Purchase Agreement, KORE has agreed to file a registration statement on Form S-3, or if KORE is not eligible to file a registration statement on Form S-3, to file a registration statement on Form S-1, registering the resale of the shares of KORE common stock to be issued to Twilio in connection with the Transactions.

Pursuant to the Purchase Agreement, neither Twilio nor any of its representatives may solicit, initiate or accept any alternative transaction proposals with respect to the Business. The Purchase Agreement can be terminated by the mutual written consent of Twilio and KORE. In addition, the Purchase Agreement can be terminated by either party if (i) if the Closing has not occurred by September 14, 2023, (ii) any governmental authority of competent jurisdiction issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the Transactions, in each case, that has become final and nonappealable and (iii) the other party breaches or fails to perform when due any of their respective, as the case may be, representations, warranties or covenants contained in the Purchase Agreement and such breach or failure to perform would (A) give rise to the failure of a closing condition required to be satisfied or waived on or prior to the Closing and (B) if curable, has not been cured within 20 business days (or by the Outside Date, if earlier) following delivery of written notice by the non-breaching party of such breach or failure to perform and such breach or failure to perform has not been waived by the non-breaching party.

The foregoing description of the Purchase Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement a copy of which is attached hereto as Exhibit 10.1.

Item 7.01 – Regulation FD Disclosure

On March 27, 2023, KORE issued a press release announcing the Transaction. The full text of the press release, dated March 27, 2023, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in this Item 7.01 and in Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this current report:

Exhibit No.	Description

10.1	Purchase Agreement

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2023	KORE Group Holdings, Inc.

	By:	/s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title: Executive Vice President, Chief Legal Officer & Secretary